UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AIM ImmunoTech Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On November 3, 2023, the below pre-trial brief of AIM ImmunoTech Inc. (the “Company”), dated October 27, 2023, was filed in the matter of Ted Kellner v. AIM ImmunoTech Inc., et al., Case No. 2023-0879-LWW (Del. Ct. Ch. 2023). The Company uploaded a copy of the pre-trial brief to the website https://www.safeguardaim.com/ for the convenience of stockholders. Copies of all filings by parties to the litigation in the Delaware Court of Chancery are available from the Court’s docket.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

TED D. KELLNER, Plaintiff, v. AIM IMMUNOTECH INC., THOMAS K. EQUELS, WILLIAM MITCHELL, STEWART APPELROUTH, and NANCY K. BRYAN Defendants.	) ) ) ) ) ) ) ) ) ) ) ) )	C.A. No. 2023-0879-LWW PUBLIC VERSION E-FILED: November 3, 2023
AIM IMMUNOTECH INC., Counterclaim Plaintiff, v. TED D. KELLNER, Counterclaim Defendant.	) ) ) ) ) ) ) ) )

DEFENDANTS’ PRE-TRIAL BRIEF

OF COUNSEL:

Stefan Atkinson, P.C.

Mary T. Reale

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Michael F. Williams, P.C.

Don Hong

KIRKLAND & ELLIS LLP

1301 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

(202) 389-5000

Dated: October 27, 2023

William R. Denny (No. 2580)

Matthew F. Davis (No. 4696)

Nicholas D. Mozal (No. 5838)

Caneel Radinson-Blasucci (No. 6574)

POTTER ANDERSON & CORROON LLP

1313 North Market Street

Wilmington, DE 19899

(302) 984-6000

Attorneys for AIM ImmunoTech Inc.,

Thomas K. Equels, William Mitchell,

Stewart Appelrouth, and Nancy K. Bryan

A.	AIM and Its Turn-Around Since 2016	2

B.	Tudor’s Disruption Efforts	3

C.	Kellner and Deutsch Join Tudor’s Disruption Campaign	3

D.	The First Take Over Attempt	4

1.	Tudor Orchestrates Nominations But Seeks to Conceal His Involvement	4

2.	Lautz Attempts to Nominate Tudor’s Candidates, and Tudor, Deutsch, and Kellner Continue to Conspire	5

E.	The Second 2022 Take Over Attempt	5

1.	The Group Plans Another Round of Nominations But Seeks a New “Face”	5

2.	Jorgl Agrees to be the New “Face” for the Nominations	7

3.	The Group Intentionally Delays Papering Their Agreements	8

4.	The Conspirators Structure Their Enterprise Using Different Cells to Conceal Those Involved	9

5.	The Board Rejects the Jorgl Notice	9

F.	Kellner Acknowledges that He, Tudor and Deutsch Were Behind the Efforts to Take Control of AIM	9

G.	The Court Finds Jorgl’s Notice Was “at Best, Misleading.”	10

H.	The Group Begins Planning a 2023 Proxy Contest Immediately After the 2022 Annual Meeting	10

I.	Chioini and Rice Determine in December 2022 to Mount a “Better Organized” Proxy Contest in 2023 and “Come Out Guns Blazing.”	11

J.	Kellner and at Least Two Other Investors Agree to Run a Proxy Contest in 2023	11

K.	AIM Amends Its Advance Notice Bylaw Provisions	12

L.	The Group Launches Its Third Take Over Attempt	13

1.	The group further cements its plans in spring 2023	13

2.	Kellner’s Attempted Nomination	14

3.	The Board Considers and Rejects the Kellner Notice	14

1.	Failure to Provide Complete and Accurate Descriptions of AAUs Regarding the 2022 Nomination Efforts	15

2.	Failure to Provide Complete and Accurate Descriptions of AAUs in Late 2022	15

3.	Failure to Provide Complete and Accurate Descriptions of AAUs Regarding the 2023 Nominations	15

4.	Other Defects	15

i

ARGUMENT	16

I.	THE AMENDED BYLAWS ARE VALID	16

A.	Kellner’s “Facial Challenge” Is A Duplicative As-Applied Challenge	16

B.	Kellner Cannot Prove that the Amended Bylaws Are Facially Invalid	17

1.	The Amended Bylaws Serve An Important Disclosure Function, Consistent with Market Practice	17

2.	The Amended Bylaws Properly Address AIM-Specific Matters	18

3.	The Amended Bylaws Do Not Disenfranchise Stockholders	19

C.	The Board Acted To Protect Stockholders and Did Not Breach Its Fiduciary Duties When Adopting the Amended Bylaws	19

a.	The Amended Bylaws Address Proper Corporate Objectives	19

b.	The Amended Bylaws Were Reasonable in Relation to the Board’s Proper Objectives	21

II.	THE KELLNER NOTICE DID NOT COMPLY WITH THE AMENDED BYLAWS	22

A.	The Kellner Notice Violated the AAU Provisions	22

1.	Undisclosed AAUs Relating to the 2022 Election	23

2.	Undisclosed AAUs Entered Into in Late 2022 Regarding 2023 Nominations	24

3.	Undisclosed AAUs Regarding the 2023 Nomination Efforts	25

B.	The Kellner Notice Violated Additional Provisions	25

C.	Kellner’s Contrary Arguments Do Not Save His Notice	26

III.	THE BOARD DID NOT BREACH ITS FIDUCIARY DUTIES IN REJECTING THE KELLNER NOTICE	29

A.	The Governing Standard Is “One of Reasonableness.”	29

1.	The Board Reasonably Rejected the Kellner Notice	29

a.	Rejecting the Kellner Notice Served Proper Corporate Objectives	29

b.	Rejecting the Kellner Notice Was a Reasonable Response in Relation to the Identified Objectives	30

IV.	KELLNER’S UNCLEAN HANDS FORECLOSE HIS REQUESTED RELIEF	31

CONCLUSION		31

ii

Table of Authorities

Page(s)

Cases

BlackRock Credit Allocation Income Tr. v. Saba Cap. Master Fund,
224 A.3d 964 (Del. 2020)	17

Boilermakers Loc. 154 Ret. Fund v. Chevron Corp.,
73 A.3d 934 (Del. Ch. 2013)	16

Burroughs v. State,
— A.3d —, 2023 WL 5603971 (Del. Aug. 30, 2023)	16

Cirillo Fam. Tr. v. Moezinia,
2018 WL 3388398 (Del. Ch. July 11, 2018)	20

Coster v. UIP Companies,
300 A.3d 656 (Del. 2023)	29

Del. Bd. of Med. Licensure & Discipline v. Grossinger,
224 A.3d 939 (Del. 2020)	16

DeLucca v. KKAT Mgmt., L.L.C.,
2006 WL 224058 (Del. Ch. Jan. 23, 2006)	27

In re Dollar Thrifty, Inc. S’holder Litig.,
14 A.3d 573 (Del. Ch. 2010)	21

In re Edgio, Inc. S’holders Litig.,
2023 WL 3167648 (Del. Ch. May 1, 2023)	19

Exit Strategy, LLC v. Festival Retail Fund BH, L.P.,
2023 WL 4571932 (Del. Ch. July 17, 2023)	27

Fla. Chem. Co. v. Flotek Indus. Inc.,
262 A.3d 1066 (Del. Ch. 2021)	27

Franz Mfg. Co. v. EAC Indus.,
501 A.2d 401 (Del. 1985)	17

iii

Frechter v. Zier,
2017 WL 345142 (Del. Ch. Jan. 24, 2017)	17

Glassman v. Crossfit, Inc.,
2012 WL 4859125 (Del. Ch. Oct. 12, 2012)	10

Jorgl v. AIM ImmunoTech Inc.,
2022 WL 16543834 (Del. Ch. Oct. 28, 2022)	passim

Levitt Corp. v. Off. Depot, Inc.,
2008 WL 1724244 (Del. Ch. Apr. 14, 2008)	27

Mercier v. Inter-Tel (Del.), Inc.,
929 A.2d 786 (Del. Ch. 2007)	21

In re MONY Gp. S’holder Litig.,
853 A.2d 661 (Del. Ch. 2004)	21

Openwave Sys. v. Harbinger Cap. P’rs Master Fund I,
924 A.2d 228 (Del. Ch. 2007)	17

Paramount Commc’ns Inc. v. QVC Network Inc.,
637 A.2d 34 (Del. 1994)	21

Pfizer Inc. v. Warner-Lambert Co.,
1999 WL 33236240 (Del. Ch. Dec. 8, 1999)	10

Rainbow Mountain, Inc. v. Begeman,
2017 WL 1097143 (Del. Ch. Mar. 23, 2017).	19

Rosenbaum v. CytoDyn, Inc.,
2021 WL 4775140 (Del. Ch. Oct. 13, 2021)	passim

In re Rural/Metro Corp. S’holders Litig.,
102 A.3d 205 (Del. Ch. 2014)	31

Salzberg v. Sciabacucchi,
227 A.3d 102 (Del. 2020)	16

SeaWorld Ent., Inc. v. Andrews,
2023 WL 3563047 (Del. Ch. May 19, 2023)	27

iv

In re Shawe & Elting LLC
(Del. Ch. Aug. 13, 2015)	31

Solak v. Sorowitz,
153 A.3d 729 (Del. Ch. 2016)	17

Sternlicht v. Hernandez,
2023 WL 3991642 (Del. Ch. June 14, 2023)	16

Strategic Inv. Opportunities LLC v. Lee Enters., Inc.,
2022 WL 453607 (Del. Ch. Feb. 14, 2022)	passim

Strougo v. Hollander,
111 A.3d 590 (Del. Ch. 2015)	16

Symbiont.io, Inc. v. Ipreo Hldgs., LLC,
2021 WL 3575709 (Del. Ch. Aug. 13, 2021)	27

Trusa v. Nepo,
2017 WL 1379594 (Del. Ch. Apr. 13, 2017)	16

Unitrin, Inc. v. Am. Gen. Corp.,
651 A.2d 1361 (Del. 1995)	21

Urdan v. WR Cap. P’rs, LLC,
244 A.3d 668 (Del. 2020)	26

In re Williams Cos. S’holder Litig.,
2021 WL 754593 (Del. Ch. Feb. 26, 2021)	20

v

Preliminary STATEMENT

The same group that attempted a hostile takeover of AIM last year and violated AIM’s advance notice bylaws is trying again. Plaintiff Ted Kellner is the new “face” of this year’s nomination efforts. But the plan to omit and obscure remains the same. The group is still concealing and making false statements about information AIM’s bylaws require them to disclose. As they did last year, the group, again, conceals various agreements, arrangements, and understandings (“AAUs”) concerning who has orchestrated the multi-year takeover attempt and the significant roles of various individuals (including convicted felons) in those efforts. Even after a round of litigation last year, a Court decision against them,1 and a failed proxy contest, the group still continues to mislead AIM and its stockholders.

Tellingly, throughout highly expedited discovery, Plaintiff has focused his time on side-shows, such as the board’s compensation and qualifications, which are matters for shareholders to decide, not for this Court. He will likely do so at trial, in a not-so-transparent attempt to distract from what actually matters: (1) whether AIM’s advance notice bylaws are valid on their face; (2) whether Kellner’s notice complied with the bylaws; (3) whether the board breached its fiduciary duties in adopting the advance notice bylaws and rejecting Kellner’s notice. Plaintiff will not be able to prove any claim at trial.

First, the amended bylaws are valid on their face. The trial evidence will show that they conform to market practice and contain a handful of features designed to address AIM-specific matters, as expressly permitted by Delaware law.

Second, Kellner’s nomination notice fails to comply with AIM’s advance notice bylaws. Trial will show, among other things, that it (i) conceals or misleads about Kellner’s role and the role of others in last year’s nominations and AAUs among them; (ii) contains false statements about when Kellner and his nominees hatched their plans to nominate directors again this year and formed AAU’s among themselves and others to do so; (iii) fails to fully disclose who has been involved in this year’s nomination process; and (iv) fails to disclose other information required under AIM’s bylaws.

Finally, trial will demonstrate that the board complied with its fiduciary duties. With the assistance of counsel, the board acted reasonably in amending the bylaws to, among other things, protect stockholders and ensure they were “state of the art” after the SEC updated certain proxy rules. The evidence will further show that, with the assistance of counsel, the board reasonably determined that the notice fell woefully short of the amended bylaws’ disclosure requirements and that rejection would prevent an uninformed vote and protect AIM and its stockholders from the identified harms. The Board acted to protect stockholders in accordance with their fiduciary duties, not in breach of them.

1 Jorgl v. AIM ImmunoTech Inc., 2022 WL 16543834 (Del. Ch. Oct. 28, 2022).

1

It is not enough, as Plaintiff contends, that AIM now knows some information about the web of lies and concealment that Kellner and his nominees have spun and that AIM can disclose that information to its stockholders. That is not the law. And for good reason. There is a significant difference between (i) a situation in which AIM is disclosing information about the group to its stockholders in a proxy contest, while Kellner and his nominees continue to deny and distort, and (ii) a situation in which Kellner and his nominees have themselves fully and truthfully disclosed information required to be disclosed in the nomination notice under AIM’s bylaws.

As this Court has stated, advance notice bylaws “serve[  ] an important disclosure function, allowing boards of directors to knowledgably make recommendations about nominees and ensuring that stockholders cast well-informed votes.” Strategic Inv. Opportunities LLC v. Lee Enters., Inc., 2022 WL 453607, at *9 (Del. Ch. Feb. 14, 2022). AIM’s directors and stockholders deserved full and truthful disclosure in Kellner’s nomination notice, but they did not get it. They got another web of lies and concealment—and another round of costly litigation.

The Court should deny Kellner’s claims, declare his nomination notice defective, and find that AIM’s directors acted to protect stockholders and in accordance with their fiduciary duties in rejecting it.

factual background

A.	AIM and Its Turn-Around Since 2016

AIM is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases. JX0353 ¶15. AIM’s lead product is a first-in-class investigational drug called Ampligen. Although Ampligen is not yet FDA approved, multiple clinical trials are underway. In October 2022, AIM received FDA approval to proceed with a Phase 2 study evaluating Ampligen as a therapeutic for patients with post-COVID conditions.

Plaintiff’s take on AIM’s last nine years—in addition to being irrelevant to Plaintiff’s claims—bears no resemblance to reality. Over that period the Board faced serious challenges (including a cash crunch and potential delisting) and responded by (i) successfully implementing a plan to constrain expenses and grow cash reserves to manufacture Ampligen; (ii) removing a CEO who resisted that plan; and (iii) instituting austerity measures, including shrinking the management team and reducing the Board size to three to save on director compensation. Far from using AIM to enrich themselves, AIM’s directors and senior executives have exercised self-restraint to keep AIM afloat. For example, from 2017 through 2019, to preserve cash, the Board approved (and the directors and senior executives agreed to) measures to defer cash compensation or to substitute stock options for cash compensation. JX0027; JX0036; JX0026. In 2022, AIM CEO Thomas Equels agreed to forego receiving options so more could be allocated among the management team. JX0160. Just this year, Defendants Appelrouth and Mitchell significantly reduced their own director compensation when they added Nancy Bryan as a third independent director. Mitchell 177:8-15; JX0678.2

2 The deposition transcripts from this case have been lodged with the Court and are cited in the following format: [(Deponent) (page pincite)]. Deposition transcripts from the 2022 Jorgl litigation have been added to the Joint Exhibit List and are cited in the following format: [JX--- [Deponent] (page pincite)].

2

The turn-around plan has been successful. Ampligen is now in adequate supply, AIM is conducting several clinical trials, and results to date are promising.

B.	Tudor’s Disruption Efforts

In July 2020, an AIM stockholder named Franz Tudor requested a call with Equels and pressed to obtain a position as an international business development consultant for AIM. JX0362 ¶¶6, 7; JX0424 (Tudor 20:3-21:24). Equels looked into Tudor’s background and learned that in 2009, Tudor pled guilty to securities fraud in connection with an insider trading scheme. JX0071. Tudor had been permanently enjoined from, among other things, engaging in certain activities related to “penny stocks,” a class of microcaps that includes AIM (the “SEC Injunction”). JX0362 ¶5 & Ex. A. Upon learning of Tudor’s criminal background, AIM declined Tudor’s overtures. JX0362 ¶7, 8.

Tudor then began a campaign of disruption and harassment. He interfered with AIM’s business by falsely suggesting to third parties, including principal investigators in Ampligen clinical trials and an FDA lobbyist, that he was associated with AIM. JX0362 ¶¶8-10; JX0061; JX0062; JX0068; JX0074. He tried to obtain confidential research information about AIM by falsely putting himself forth as an associate of AIM. JX0362 ¶9; see also JX0061; JX0062; JX0065; JX0068. Tudor’s conduct became so disruptive that AIM sought and obtained injunctive relief against him in Marion County, Florida. On August 13, 2021, the Florida court entered a stipulated injunction, which indefinitely enjoined Tudor from contacting AIM’s business relations (the “Florida Injunction”). JX0362 ¶13 & Ex. B; JX0096; JX0092.

Tudor ignored the injunction. He contacted AIM’s investment bank and continued to contact its investor relations firm in an ongoing effort to disrupt AIM. E.g., JX0362 ¶14; JX0255.

C.	Kellner and Deutsch Join Tudor’s Disruption Campaign.

After the Florida Injunction, Tudor sought others to do his bidding with AIM. Two of them were Plaintiff Kellner and Todd Deutsch, both of whom are AIM stockholders. Tudor had worked with Deutsch at the Galleon Group, a hedge fund that closed in 2009 after an insider trading scandal that led to over 50 convictions or guilty pleas. Deutsch and Kellner have invested in more than 20 companies together (JX0362 ¶15), and Deutsch introduced Kellner to Tudor. JX0424 (Tudor 37:1-15); JX0169.

3

Tudor, Kellner, and Deutsch began hatching their plans for AIM in late 2021. JX0101 (9/10/2021 Kellner emailing Deutsch (forwarded to Tudor): “Attached is a short writeup that my good friend and consultant that I’ve hired, Mark Darnieder, did on AIM”); JX0116 (11/4/2021 Kellner emailing Deutsch: “Todd: Have you and Franz drafted the letter we were intending to send to the AIM management team?”); JX0122 (11/28/2021 Deutsch emailing Kellner about a spin-off of AIM’s oncology division and noting that “Ted … we need you[r] help I have CEO and board members emails.”).

Tudor and Deutsch also sent AIM and its investor relations firm communications that became more harassing, threatening, and aggressive over time. E.g., JX0074; JX0078; JX0172. At one point, Deutsch attempted to have Tudor secretly attend a call between himself, Kellner, and AIM’s investor relations firm. JX0272 (inadvertently copying AIM’s IR firm on email in which Deutsch asked Tudor to participate (on an undisclosed basis)).

D.	The First Take Over Attempt

1.	Tudor Orchestrates Nominations But Seeks to Conceal His Involvement.

Tudor also recruited Walter Lautz, another AIM stockholder, to join his campaign. By December 2021, Tudor and Lautz were exchanging texts discussing their desire that the Board be “ousted.” JX0124; JX0125; JX0131.

By April 2022, Tudor was identifying potential Board nominees. The first was Tudor’s longtime business acquaintance, Robert Chioini. Tudor knew Chioini for nearly a decade, having worked at Rockwell Medical Technologies, Inc., a business co-founded by Chioini. Chioini was fired as Rockwell’s CEO after the company’s determination that he “lacked key attributes necessary to oversee the growth and long-term success of the [c]ompany.” JX0028. Rockwell ultimately sued Chioini after he “refuse[d] to accept the decision” and, following his termination, “[took] action purportedly on the [c]ompany’s behalf without authorization.” Id.

After identifying a second nominee, David Ring, Tudor’s friend and business acquaintance, Tudor texted Deutsch that “[m]y…guy can be on the AIM [Board]” but noted that “we will need a shareholder to make the nomination and I will get everything together.” JX0197.

4

2.	Lautz Attempts to Nominate Tudor’s Candidates, and Tudor, Deutsch, and Kellner Continue to Conspire.

On April 18, 2022, Tudor introduced Lautz to Chioini and Ring via email. JX0198; JX0131; JX0203. He then sent Lautz a draft nomination notice, and Lautz, without editing it or even speaking to Chioini or Ring, submitted the notice to AIM purporting to nominate Chioini and Ring as director candidates. JX0201; JX0200.

On April 19, Deutsch sent Kellner an investment analysis written by Tudor that extolled the “significant opportunity for new investors” in AIM and described Ampligen as a “very safe and efficacious drug with broad potential commercial application in oncology and other indications.” JX0205.0001. The email further opined that “AIMs valuation [was] depressed trading at cash [on hand],” or about $48 million at the time, “and continues to battle an aggressive naked short presence.” JX0205.0001. Tudor contended that “AIM and Ampligen are well positioned as a potential strategic [acquisition] target for larger players.” JX0205.0002. The analysis lauded the efforts of “current management” for “saving the company by saving the balance sheet, refocusing the direction and progressing programs.” Id. Kellner marked up the email by hand extensively, including a note to himself regarding the group’s collective ownership percentage, “48 million shares. What do we own? 15 to 18 percent.” JX0205. Kellner admitted that “we” referred to himself, Deutsch, and Tudor. Kellner 30:19-25.

On April 28, 2022, AIM rejected Lautz’s nomination proposal for failure to comply with the Securities Exchange Act. JX0232; JX0235. On June 27, AIM received affirmation of its rejection from the SEC. JX0362 ¶17 and Ex. C.

E.	The Second 2022 Take Over Attempt.

1.	The Group Plans Another Round of Nominations But Seeks a New “Face.”

On April 29, Chioini contacted his Rockwell Medical co-founder, Michael Xirinachs, and provided a copy of AIM’s bylaws, flagging the advance notice provision. JX0238. Xirinachs pled guilty in 2022 to criminal charges involving fraudulent securities trading and promotion and material misrepresentations to investors and misuse of funds, JX0397, and previously had been found to have committed wire fraud, with the SEC obtaining a judgment against him and his company. JX0016.

On May 1, Chioini emailed Xirinachs to set up a call with Tudor regarding the “AIM deal.” JX0239. On May 3, Chioini invited Tudor and Xirinachs to a teleconference with counsel at Baker & Hostetler LLP (“BakerHostetler”) regarding a “Proxy contest.” JX0240.

5

On May 17, 2022, Tudor told Equels and AIM’s investor relations firm that because they had “totally ignore[ed]” him, they would “now get gloves off.” JX0255. AIM believed that Tudor, Deutsch, Kellner, Lautz, and Chioini appeared to be stepping up their nefarious campaign in violation of federal securities laws. JX0412, at 19. In June, AIM’s outside counsel sent letters to Deutsch, Kellner, and Tudor’s counsel demanding they comply with the requirements of Section 13(d) of the Exchange Act. JX0412.0020; JX0277; JX0292. Kellner extensively marked up the letter, writing, among other things, “Robb Chioini,” “Michael Zeaniack,” and “Franz Tudor–Is a Felon?…Insider trading?” JX0278. He also noted “our plans – get a lawyer.” Id.

Myriad documents show Tudor remained involved in an ongoing takeover effort—just as AIM believed. See, e.g., JX0203; JX0202; JX0201; JX0207; JX0217. On June 2, 2022, Tudor (believing Lautz would continue as the “face” of the nomination efforts) emailed Deutsch, explaining that “I have a shareholder who is will[ing] [sic] to have their name as the lead but so far have not been able to find anyone to front the $150k.” JX0265. Deutsch forwarded that email to Kellner the same day. JX0265. Kellner made handwritten notes on it, including: “Franz / Hedge Fund Guy / Short Position?” JX0265.

Lautz eventually declined to remain the “face” of the nomination efforts. JX0274; JX0280. The conspirators needed to find a new “face” to conceal the involvement of (i) Tudor, who was subject to the Florida Injunction and SEC Injunction; and (ii) Xirinachs, who did not own AIM stock and was a convicted felon.

After learning that Ring was bowing out, Chioini proposed Michael Rice as a second nominee. JX0308; JX0310. Rice was a co-founder of Rockwell Medical’s investor relations firm, LifeSci Advisors, through which he had developed a relationship with Chioini. JX0404 at 34. Chioini sent Rice’s contact information to Tudor, and Tudor sent Rice a write-up about AIM. JX0283; JX0284; JX0424[Jorgl] at 42, 43.

On June 21, Lautz texted Tudor and asked, “were you able to find someone to be the face of the activist?” JX0280 (emphasis added). Tudor responded, “We are still looking.” Id. (emphasis added). Between June 2 and July 8, Xirinachs communicated frequently with Chioini and BakerHostetler to plan the anticipated nominations and proxy contest, including receiving and commenting on multiple drafts of the nomination notice (before the group even found a stockholder to submit it). JX0990; JX1000; JX1020; JX0392. Chioini claimed attorney-client privilege on common interest grounds over most of those communications. Id.

6

2.	Jorgl Agrees to be the New “Face” for the Nominations.

Rice eventually identified Jonathan Jorgl as the group’s new “face.” JX0353 ¶43. Jorgl was an old surfing buddy of Rice’s with no connection to AIM. Rice 44:10-16. On June 24, after confirming that Jorgl would be the new front man, Chioini texted Rice that he was “burning a Cuban [cigar]…on his dock…[t]he same thing we’re going to do when we celebrate…taking control of the [C]ompany.” JX0294.

On June 27, Jorgl bought 1,000 shares of AIM stock (about $800 worth) for the express purpose of nominating Chioini and Rice. Jorgl 33:4-6; id. 18:6-10. With guidance from Rice, Chioini, and Xirinachs, Jorgl then transferred those shares into his name of record, and the group continued planning to unseat AIM’s Board. JX0288, JX0290, JX0294; JX0295; JX0312; JX0313; JX0317; JX0320; JX0321. Also on June 27, Chioini and Xirinachs emailed about AIM. The two attachments to the email are “AIMNominationLetter” and “SummaryofRequiredInfoandDefinitions.” Chioini withheld the email and the attachments from production on privilege grounds based on common interest. JX0392, at 3. The next day, Kellner’s assistant emailed Deutsch, Tudor, and Mark Darnieder (a friend and consultant of Kellner) requesting a call regarding the “AIM situation.” JX0302; JX0303 (call scheduled for June 29).

On July 6, BakerHostetler sent Jorgl a draft engagement letter. It expressly referenced Xirinachs as one of the names BakerHostetler ran in its conflicts check. JX0316; JX1200.3 Jorgl balked at signing the engagement letter and requested it be revised to make “clear [Jorgl] was not responsible for the retainer or the fees,” but that the fees “would be paid by a third party.” Jorgl 55:2-16; JX0320. On July 7, Chioini reassured Jorgl that he “would not be on the hook” for any costs and that “[w]e are paying [the] fees.” JX0317 (emphasis added); Jorgl 59:23-60:4; JX0320.

All the while, Tudor kept Kellner and Deutsch informed about the progress of the nominations they planned to support. JX0243; JX0247; JX303.

On July 8, 2022, Jorgl submitted his nomination notice, purporting to nominate Chioini and Rice (the “Jorgl Notice”). JX0322. The Jorgl Notice did not comply with AIM’s bylaws because, among other things, it concealed the intricate web of agreements and understandings regarding the nominations and contained intentionally misleading statements about funding. As the Court later noted, “Jorgl’s notice was—at best—misleading.” Jorgl, 2022 WL 16543834, at *1.

Kellner spoke to Tudor on July 9. His handwritten notes of the call state that that “Franz [Tudor] submitted 2 new directors on Friday July 8th: 1. Mike Rice 2. Rob Chioini.” JX0325. Days later, Xirinachs wrote to Chioini “the way I hope this all plays out is we get control of AIM—We figure out just what they have or don’t have, decide if it is something we want to pursue, then hire the right people to move it forward, how much $$ are we throwing at it. In the meantime, we continue to look for opportunities to either acquire, (to spin off at a later time), license technology, or possibly merge with.” JX0327 (describing Jorgl’s nominees as “our slate”).

3 The group only produced this document after the Court ordered it to do so.

7

On July 11, 2022, Xirinachs contacted an acquaintance, Paul Tusa, seeking to use his entity, River Rock Advisors, as a front that would appear to fund Jorgl’s nomination attempt. JX0329. Xirinachs gave Tusa $5,000 to keep River Rock’s bank account open. Tusa 67:13-19. But neither Tusa nor River Rock contributed any funds to the nomination efforts. Tusa 113:3-12. Tusa later became uncomfortable with the arrangement and backed out. Tusa 109:1-110:10.

On July 12, Xirinachs emailed Chioini and Tusa about “the AIM Immunotech deal,” telling Chioini that Tusa is “aware of our plans regarding AIM ….” JX0329. On July 20, Xirinachs (via email) referred to BakerHostetler as “our Attorneys” when asking Tusa to sign a conflict of interest form. JX0346.

3.	The Group Intentionally Delays Papering Their Agreements.

Chioini, Rice, Jorgl, and Xirinachs purposefully avoided documenting certain of their arrangements and understandings to give a false impression Xirinachs was not involved until mid-August 2022.

The first business day after AIM received the Jorgl Notice, Chioini emailed BakerHostetler and Xirinachs about executing an engagement letter. JX0392 at 5. Notwithstanding that Chioini, Xirinachs, Tudor, and Rice had been working extensively with BakerHostetler on the nominations and strategy for the proxy contest since early April, they delayed signing engagement letters. Although BakerHostetler’s engagement letter is dated July 6, 2022 (two days before the Jorgl nomination), it was signed by Jorgl, Chioini, Rice, and Tusa on July 14 and 15. JX1212.

On July 21, 2022, the group put out a misleading press release belatedly identifying River Rock as a “participant[  ] in the proxy solicitation.” JX349. The press release failed to note in what capacity River Rock would be “participating” and intentionally concealed that the entity would be funded by Xirinachs.

On July 27, Jorgl, Rice, Chioini, and River Rock entered into a “Group Agreement” relating to the proxy contest. JX1215.

On September 7, Jorgl, Chioini, Rice, Tusa, and Xirinachs signed an engagement letter with BakerHostetler with a scope of engagement that included “legal counsel in connection with [Jorgl] proxy contest.” JX1219 (emphasis added); JX1220. But the group did not publicly reveal Xirinachs’s involvement or his connection to River Rock until they issued a proxy statement on September 15, 2022—and only after AIM had uncovered Xirinachs’s role during discovery in the Jorgl Action days earlier. Incredibly, the proxy statement claimed that on September 14, the Group Agreement was amended “as a result” of the fact that Xirinachs had “paid certain expenses on behalf of River Rock … and agreed to be jointly responsible for expenses [related to the Jorgl nomination attempt] with Mr. Chioini going forward.” These late-executed agreements merely put into writing—for the purpose of obscuring the real timeline—certain arrangements and understandings between Kellner, Jorgl, Chioini, Rice, Tusa/River Rock, and Xirinachs that existed well before July 8, 2022.

8

4.	The Conspirators Structure Their Enterprise Using Different Cells to Conceal Those Involved.

The conspirators operated in separate cells, largely siloed from each other, to conceal the nature and membership of the overall enterprise and the arrangements and understandings among the conspirators. The cells were what Kellner called “the Jorgl team” (Chioini, Rice, and Xirinachs), on the one hand, and Kellner, Deutsch, and Tudor, on the other. JX0467. The Tudor/Deutsch/Kellner cell orchestrated the nomination scheme, and Tudor, Xirinachs, and Chioini continued its planning and implementation knowing it was backed by stockholders such as Deutsch and Kellner. JX0288; JX0327; JX0222; JX0239; JX0240; JX0242; JX0265; JX0274. Tudor connected the chains and kept other members of the enterprise (such as Chioini, Rice, and Xirinachs) from communicating directly with Kellner and Deutsch. Once Rice brought Jorgl into the mix, Chioini and Rice purposefully avoided telling Jorgl about Tudor’s involvement and the extent of Xirinachs’s involvement. Although they told Jorgl about River Rock/Tusa, that was just a façade to conceal Xirinachs’s involvement and funding role.

5.	The Board Rejects the Jorgl Notice.

Although AIM’s Board did not know at the time about Xirinachs, it determined that the same group behind Lautz’s failed nomination attempt was likely behind the Jorgl Notice and that the Jorgl Notice likely concealed arrangements and understandings among Tudor, Deutsch, Kellner, Jorgl, Lautz, Chioini, and Rice. The Board unanimously voted to reject the Jorgl Notice, and AIM informed Jorgl of the rejection on July 19, 2022. JX0344.

On July 29, 2022, Jorgl filed the Jorgl Action and moved for a preliminary injunction.

F.	Kellner Acknowledges that He, Tudor and Deutsch Were Behind the Efforts to Take Control of AIM.

In August 2022, Kellner authored a draft “update” concerning AIM (the “Draft 2022 Update”). JX0522. The Draft 2022 Update was directed to the “Beta Fund Investment Club,” an investment portfolio that Kellner managed for his college fraternity brothers. JX951; Kellner 217:1-12. Kellner authored the document “between August 23, 2022 and September 1, 2022.” JX0951.0005.4

The Draft 2022 Update stated “[a] couple of weeks ago, Todd Deutsch, who is known to several of you, and a gentleman named Franz Tudor, commenced a proxy to replace all of [AIM’s] directors and ultimately management. I am now a party to that proxy fight, which will hopefully commence with the replacement of [AIM’s] management team in the next twelve months.” JX0522. Kellner’s acknowledgement that he, Deutsch, and Tudor were collectively behind the 2022 nomination efforts was not produced in the Jorgl litigation despite being responsive to the subpoena served on him.

4 The document is dated December 2, 2022, rather than August. Because Kellner failed to produce it in the Jorgl litigation, the only available version was one forwarded and re-dated in December 2022. The metadata confirms it was drafted in August. JX951.0005-6.

9

Likely recognizing that these contemporaneous statements are fatal to his claims here, Kellner contends that his statement that Tudor and Deutsch had commenced a proxy fight was a “mistake[  ]” because “he first heard about this proxy contest from Tudor (on a July 9, 2022 phone call).” This explanation both lacks credibility and further undermines Kellner’s claims. It is hard to fathom that Kellner mistakenly described that he was “now a party to” the proxy fight, or who he was joining in that fight. Moreover, Kellner’s acknowledgement that Tudor told him about the nominations on July 9, 2022 further undermines Kellner’s contentions. Kellner contends Tudor was not involved in Jorgl’s nominations, but those nominations were not publicly disclosed by July 9—when Kellner claims he learned about them from Tudor. Tudor remained surreptitiously involved in the 2022 nomination efforts.

G.	The Court Finds Jorgl’s Notice Was “at Best, Misleading.”

The Court denied Jorgl’s motion for preliminary injunction, explaining that “the evidence put forward by the defendants indicate[d] that Jorgl’s notice was—at best—misleading.” Jorgl, 2022 WL 16543834, at *1. “[D]iscovery indicated that a web of individuals had worked together to bring Jorgl’s nomination forward.” Id. Among other things, the Court concluded that Jorgl had not disclosed the involvement of Tudor and Xirinachs:

The evidence also indicates that Tudor’s and Xirinachs’s actions went beyond loose discussions about the nominations. Their actions appear purposefully directed toward a shared goal of taking control of the Board. They were coordinated and constructed over a period of weeks.… Jorgl was part of an overarching arrangement or understanding that formed before July 8.

Id. at *13-14.

After Jorgl’s failed nomination attempt, Defendants Equels, Mitchell, and Appelrouth were reelected to the Board on November 3, 2022.

H.	The Group Begins Planning a 2023 Proxy Contest Immediately After the 2022 Annual Meeting.

The night of the 2022 annual meeting, November 3, 2022, Kellner wrote to Tudor and Deutsch: “I’m not sure what the next steps are gents but I sure would like to get a sense as to what Jorgl and his team is up to and also next to [sic] legal steps. I’m hoping this thing will still move forward and Jorgl is fully committed. … Can we convene a call between the Jorgl team and the three of us to ascertain what the next steps are on a zoom call?” JX0467 (emphasis added).

The same day, Chioini emailed the group’s proxy solicitor, Alliance Advisors: “We do intend to contest next year and will submit our nomination well in advance of the deadline to avert any antics like this year.” JX0468 (emphasis added).5

5 Chioini redacted this and numerous other communications concerning AIM in October and November 2022 on the basis of the “business strategy immunity.” This is, of course, an acknowledgement that Kellner’s 2023 proxy contest was a continuation of AAUs reached in connection with the 2022 annual meeting. See, e.g., Glassman v. Crossfit, Inc., 2012 WL 4859125, at *5 (Del. Ch. Oct. 12, 2012) (business strategies immunity applies only to “ongoing strategies still being contemplated”); Pfizer Inc. v. Warner-Lambert Co., 1999 WL 33236240, at *2 (Del. Ch. Dec. 8, 1999) (“Delaware courts considering this immunity have granted protection to companies’ ongoing strategies still being contemplated, but not plans that have already been made.”).

10

I.	Chioini and Rice Determine in December 2022 to Mount a “Better Organized” Proxy Contest in 2023 and “Come Out Guns Blazing.”

On November 9, AIM announced it was initiating a process to add two additional directors to bring diversity and additional biotechnology commercialization experience.6 On November 13, 2022, BakerHostetler sent a letter to AIM on behalf Chioini and Rice, advocating for the Board to appoint them as directors. JX0499. In a telephone call on December 5, 2022, between John Harrington of BakerHostetler and Michael Pittenger of Potter Anderson, Harrington stated that Chioini and Rice would be amenable to putting mutually agreeable directors on AIM’s Board to “avoid another proxy contest” but that they were “impatient,” and if an agreement could not be reached before the holidays, they would be “better organized next year” and were “ready to come out guns blazing.” JX0825; JX0988; Pittenger 38:5-39:12. Pittenger promptly reported Harrington’s statements to Equels by phone, and the conversation is also documented in Pittenger’s contemporaneous notes and an email Pittenger later sent to Equels in February 2023. JX0988; JX0825; Equels 11:2-13:14; 17:19-18:4; Pittenger 38:5-39:12.

At his deposition, Harrington did not dispute Pittenger’s recollection of the call, although he claimed that he did not recall whether he used the words “guns blazing.” Harrington 105:17-20. Indeed, Harrington reported to Chioini on December 5 that he “had the call” with Pittenger and “conveyed the message,” which included “re-emphasizing the urgency and impatience, and that we needed to know if we’re working toward a deal this week with a signed deal before the holidays, or the offer to negotiate is off the table.” JX0525.

Also in December, Chioini and Kellner were discussing a 2023 proxy contest. JX0541 (December 12, 2022, text noting that Kellner is “very interested in working with us to remove these guys … He wants to keep in touch.”).

J.	Kellner and at Least Two Other Investors Agree to Run a Proxy Contest in 2023.

In or around December 2022, Kellner dusted off his August draft of the 2022 Update to the Beta Fund investors (which he had not yet sent). He had to revise it because the 2022 annual meeting had occurred, and he, Tudor, and Deutsch were already planning to make nominations and run a proxy contest in 2023. In the version of the 2022 Update that was sent to his fraternity brothers on December 21, 2022, Kellner stated with respect to AIM that “[t]wo other investors are joining me in a proxy battle to replace an inept management team. More on that as time progresses.” JX0557. In other words, in December 2022, Kellner already had AAUs with at least two others to continue the group’s efforts and run a 2023 proxy contest to take control of AIM.7 These AAUs were not disclosed in Kellner’s nomination notice.

By January 2023, Kellner and Deutsch were discussing their “AIM game plan” and how they could “get the ball rolling.” JX0740. On February 15, 2023, BakerHostetler attorneys emailed Tudor and Gary Woodfield regarding “AIM Immunotech – Question re Share Ownership,” which Mr. Woodfield forwarded to Kellner and Deutsch. JX0605.8

6 Also in November 2022, AIM’s Compensation Committee requested that its independent compensation consultant conduct a new assessment of the Company’s executive compensation programs and how CEO and COO compensation compared against comparable companies. JX0479. The consultant presented a report to the Compensation Committee in December 2022 that provided an overview of compensation levels for certain executive officer positions in the competitive marketplace and reported that the annual total compensation of the Company’s CEO and COO ranked second to last and last, respectively, among the comparator group for those positions. JX0550.

7 The Update does not identify the other two “investors” who would be running the proxy contest. Chioini and Rice did not own AIM stock, so it is possible Kellner was referencing Tudor and Deutsch.

8 This email chain was heavily redacted on the basis of attorney-client privilege, work product, and common interest.

11

K.	AIM Amends Its Advance Notice Bylaw Provisions.

Following the conspirator group’s efforts to evade and circumvent AIM’s advance notice bylaws in 2022, including their efforts to conceal the significant role and involvement of two felons, AIM requested that counsel prepare proposed amendments to the Company’s Bylaws, including updates to the advance notice provisions, to, among other things, be consistent with prevailing norms for publicly traded corporations and better protect AIM and its stockholders against potentially abusive and deceptive practices by activists or hostile acquirors. JX0646; Equels 94:15-96:6.

On March 17, 2023, the Board received a draft of the proposed amended bylaws, a redline, and a detailed memorandum from counsel explaining the proposed amendments and the Board’s fiduciary duties in connection with potentially approving them. JX0634; JX0635; JX0636; JX0637; JX0644.

The Board (at the time consisting of Equels, Appelrouth, and Mitchell) met on March 20 and received a presentation from Pittenger, who summarized the proposed changes, discussed the Board’s fiduciary duties in connection with amending the bylaws, and explained that the revised advance notice provisions were designed to ensure that stockholders nominating director candidates disclose information that will be important to the board and stockholders in evaluating the nominations. JX0646. Pittenger further explained that certain of the proposed revisions were designed to better ensure that stockholders seeking to nominate directors are less likely to engage in the types of manipulative, misleading, and improper conduct in which Jorgl, Chioini, Tudor, and others engaged in 2022. JX0646.

At the meeting, the Board concluded that the Amended Bylaws would be in the best interests of the Company and its stockholders and that the revised advance notice provisions were reasonably designed to ensure full and timely disclosures of material information relating to stockholder proposals and nominations. JX0647. The Board agreed that the proposed amendments were not preclusive or unreasonably restrictive of stockholders’ ability to make proposals, to nominate directors, or to solicit stockholder support (including through a proxy solicitation). Id. The Board requested that Potter Anderson make certain additional revisions (the requirement to disclose full legal names and aliases and a 24-month lookback period for certain disclosures), which amendments were made. JX0647; JX0657; JX0664.

12

The Board approved the Bylaw amendments (the “Amended Bylaws”) by written consent on March 28, 2023. JX0679 The amended advance notice provisions require that stockholders intending to make nominations include in their notice disclosures regarding, among other things, (i) ownership of AIM securities (including derivative and synthetic ownership) by the nominating stockholder, other AIM stockholders on whose behalf the nominations are made, and the nominees; (ii) agreements, arrangements, and understandings between the nominating party, the nominees, and others related to the nominations, including the funding of the nominations; (iii) information about the nominees; (iv) information concerning potential conflicts of interest; and (v) other stockholders known to support the nominations. The Amended Bylaws further require, for each nominee, a completed and signed director questionnaire.

The Board held a meeting later on March 28, and, on the Nominating Committee’s recommendation, appointed Nancy Bryan as a third independent director. JX678; JX680. The Board also reduced outside director compensation from $182,462 to $125,000 per year. JX0678; JX0680.

L.	The Group Launches Its Third Take Over Attempt.

1.	The group further cements its plans in spring 2023.

Over the next several months, Kellner further developed his AAUs with Deutsch, Tudor, Chioini, and Rice concerning the 2023 proxy contest. JX0713; JX0740; JX0745; JX0755. On April 20, Kellner texted Deutsch: “Can we put that call together between you Gary [lawyer] me and Robb [Chioini?] today or tomorrow Todd?” JX0713. In April or May 2023, Tudor and Kellner had a face-to-face meeting in Florida. Tudor 37:20-40:19 On May 16, Kellner texted Deutsch: “Please reach out to [Chioini] to hear what his plan and that of Teresa [at BakerHostetler] is regarding AIM. Time is becoming critical in moving this ball forward. Let’s please talk later today.” JX0740. On May 19, Kellner texted Chioini and Deutsch: “Todd will call you momentarily Robb.” JX0745. On June 9, Tudor texted Deutsch: “AIM? I see no news or sec filings. Volume ticking up.” JX0755.

On July 11, 2023, Kellner, Darnieder, Deutsch, and Chioini (at Kellner’s invitation) boarded Kellner’s plane at multiple airports en route to a meeting at BakerHostetler’s office in Washington, D.C. to discuss the 2023 proxy contest. JX0765; Chioini 138:10:16. Rice joined the meeting virtually. Chioini 137:9-22; Rice 152:12-153:2. Chioini and Rice have both claimed privilege over the discussions at the July 11 meeting, demonstrating that Rice was involved in undisclosed AAUs among the group in 2023. Chioini 138:10-16; Rice 158:14-160:24.

13

2.	Kellner’s Attempted Nomination.

On July 24, 2023, BakerHostetler, now also representing Kellner, emailed AIM requesting a form of D&O questionnaire and form of representation and agreement that the Amended Bylaws required stockholder nominees submit with the nomination notice. JX0821. On July 31, Rodino sent the form of questionnaire and form of representation and agreement to BakerHostetler. JX1226.

At 7:52 p.m. on August 3, 2023, one day before the submission deadline, BakerHostetler emailed AIM a copy of a letter from Kellner, dated August 4, 2023, stating Kellner’s intent to nominate himself, Chioini, and Deutsch at AIM’s 2023 annual stockholders meeting (the “Kellner Notice”). JX0870; JX0875.

3.	The Board Considers and Rejects the Kellner Notice.

On August 8, 21, and 22, 2023, the Board convened to discuss the Kellner Notice.

The August 8 meeting was an informational meeting for a preliminary discussion about the Kellner Notice. At the meeting, the Board received detailed information from Equels and counsel regarding the background of the 2022 takeover attempt, the requirements of AIM’s advanced notice bylaws, and the process for evaluating the Kellner Notice. JX0882.

In advance of the August 21 meeting, counsel distributed presentation materials to the Board that (i) provided a timeline overview of the Kellner Notice and related events that preceded it; (ii) explained the Board’s fiduciary duties in connection with considering the Kellner Notice; and (iii) analyzed whether the Kellner Notice complied with the Bylaws. JX0909.

The Board and counsel discussed those topics in detail at the August 21 meeting. Mr. Equels and counsel discussed the pertinent factual background, and counsel made a detailed presentation regarding the Board’s fiduciary duties and their analysis of the Kellner Notice, including their findings that it did not comply with the Amended Bylaws in numerous respects. JX0911.

After close to two hours, the Board recessed to give the directors additional time to evaluate the information they had received. The meeting reconvened the next morning on August 22. At the reconvened meeting, after careful deliberation and relying on the advice of counsel, the Board determined that the Kellner Notice failed to comply with the Amended Bylaws in numerous ways, including as described below.

14

1.	Failure to Provide Complete and Accurate Descriptions of AAUs Regarding the 2022 Nomination Efforts

The Kellner Notice omitted disclosures or contained misleading disclosures about AAUs that Chioini, Kellner, and Deutsch had amongst themselves and others relating to the group’s nomination efforts in 2022, including (i) undisclosed AAU’s with Tudor and Xirinachs; (ii) misrepresentations about the timing and substance of AAUs to fund the 2022 nominations; (iii) failure to disclose AAUs with Tudor and others to find a “face” for the 2022 nominations and to structure the enterprise with different members in different siloed cells, all in an effort to conceal who was orchestrating and funding the nominations; and (iv) undisclosed AAUs regarding the group’s plans for the Company. JX0909; JX0911; JX0378.

2.	Failure to Provide Complete and Accurate Descriptions of AAUs in Late 2022

The Kellner Notice also omitted disclosure of AAUs among Kellner, Chioini, Rice, and Deutsch in late 2022 to nominate directors and run a proxy contest in 2023. In fact, the Kellner Notice specifically stated that Kellner, Chioini, and Deutsch entered into no AAUs regarding the 2023 nominations until July 2023. JX0909; JX0911; JX0378.

3.	Failure to Provide Complete and Accurate Descriptions of AAUs Regarding the 2023 Nominations

The Kellner Notice also failed to disclose and provided false or misleading information about AAUs that Chioini, Kellner, and Deutsch have amongst themselves and others relating to the 2023 nomination efforts. This included omissions of plans for AIM if the group were to gain control, misstatements that Tudor was no longer involved in the nomination efforts, and false information about when AAUs for the 2023 nominations were formed. JX0909; JX0911; JX0378.

4.	Other Defects

The Kellner Notice failed to comply with the Amended Bylaws in numerous other respects, including:

●	Failure to disclose all Stockholder Associated Persons (“SAPs”) and certain information about SAPs.

●	Affirmatively false disclosures by each of Kellner, Deutsch, and Chioini in their D&O Questionnaires that ISS and Glass Lewis had not made adverse and/or withhold recommendations about them.

●	Failure to respond with respect to required disclosures concerning ownership by Kellner, Deutsch, Chioini, and SAPs, through short interests, derivatives, or synthetic ownership.

●	Misleading disclosures about the dates of first contact between each of the nominees and Stockholder Associated Persons.

●	Failure to disclose known supporters.

●	Failure to disclose certain information required to be disclosed in a proxy statement or under Schedule 13D.

15

JX0909; JX0911; JX0378.

The Board determined that the significant omissions and false or misleading statements in the Kellner Notice undermined the important disclosure function of AIM’s advance notice bylaws by hindering the Board and stockholders from making well-informed decisions. JX0911. The Board concluded it was appropriate to protect AIM and its stockholders from those harms, as well as the group’s coordinated efforts to acquire control of AIM—with the participation of known felons whose significant roles Kellner was still trying to conceal—all without paying a control premium or disclosing the group’s true plans for AIM. Id. After thorough deliberation, the Board determined to reject the Kellner Notice.

On August 23, AIM’s counsel sent a letter to Kellner’s counsel notifying Kellner that the Kellner Notice did not comply with the Amended Bylaws and explaining the Board’s reasons for rejecting it. JX0378.

This lawsuit followed.

ARGUMENT

Kellner bases his case on irrelevant contentions about the Board’s qualifications and the Company’s performance to distract the Court from the only three questions that matter here: “First, is the bylaw valid on its face? Second, did the stockholder’s nomination comply with the terms of the bylaw[  ]? Third, if the first two criteria are met, is there some basis in equity to excuse strict compliance with the bylaw?” Sternlicht v. Hernandez, 2023 WL 3991642, at *14 (Del. Ch. June 14, 2023). The answers are simple: yes, no, and no.

I.	THE AMENDED BYLAWS ARE VALID

Kellner’s “facial” and fiduciary duty challenges to the Amended Bylaws do not have merit.9

A.	Kellner’s “Facial Challenge” Is A Duplicative As-Applied Challenge.

Kellner contends that the Amended Bylaws are facially invalid because they (i) were adopted with improper motives, JX0928; ¶107; (ii) “targeted” him, id. ¶111; and (iii) reflect fiduciary breaches, id. ¶¶108-10, 112. These are not facial challenges. They are meritless as-applied challenges disguised as facial challenges.10

“A facial challenge alleges that [an act] is not valid” in every case. Del. Bd. of Med. Licensure & Discipline v. Grossinger, 224 A.3d 939, 956 (Del. 2020).11 It does not concern the “circumstances of [a particular] case.” Id. Consistent with this distinction, Delaware law does not recognize facial challenges to corporate bylaws based on “adoption” or “use.” E.g., Boilermakers Loc. 154 Ret. Fund v. Chevron Corp., 73 A.3d 934, 949, 954-58 (Del. Ch. 2013) (rejecting facial challenge as disguised as-applied challenge because it focused on an “application of the bylaws that might be impermissible”); Salzberg v. Sciabacucchi, 227 A.3d 102, 135 (Del. 2020) (observing that a challenge to the “enforcement” of a corporate bylaw tacitly concedes that the bylaw is “otherwise be facially valid”).

Kellner’s “facial challenge” is based on the bylaws’ adoption and use and should be rejected for that reason alone.12

9 Plaintiff appears to challenge only the amendments to the advance notice provisions and not the numerous other amendments to AIM’s bylaws.

10 The Court may look behind Kellner’s “labels” to determine whether he has brought a facial or as-applied challenge. See, e.g., Burroughs v. State, --- A.3d ---, 2023 WL 5603971, at *6 & n.39 (Del. Aug. 30, 2023).

11 Although Grossinger involved a statute, “the rules that govern the interpretation of statutes … apply to the interpretation of corporate charters and bylaws.” Strougo v. Hollander, 111 A.3d 590, 597 (Del. Ch. 2015) (cleaned up).

12 Kellner already brought an as-applied challenge in Count II. See Compl. ¶¶ 114-28. That challenge is addressed below in Section C and Section II. The Court should enter judgment for Defendants as to the purported facial challenge in Count I. See, e.g., Trusa v. Nepo, 2017 WL 1379594, at *8 n.71 (Del. Ch. Apr. 13, 2017).

16

B.	Kellner Cannot Prove that the Amended Bylaws Are Facially Invalid.

Even if Kellner had properly alleged a facial challenge, it still fails. Kellner, not the Board, bears the burden of proof on his facial challenge. See Boilermakers, 73 A.3d at 952; Solak v. Sorowitz, 153 A.3d 729, 739-40 & n.37 (Del. Ch. 2016) (rejecting facial bylaw challenger’s effort to shift the burden of proof to the board).

Corporate bylaws are “presumed to be valid.” Franz Mfg. Co. v. EAC Indus., 501 A.2d 401, 407 (Del. 1985). Advance notice bylaws are no exception. See Boilermakers, 73 A.3d at 952. To prevail on a facial challenge, then, Kellner must show that the Amended Bylaws “cannot operate [validly] under any circumstances.” Id. at 948 (emphasis in original); accord Salzberg, 227 A.3d at 113; Frechter v. Zier, 2017 WL 345142, at *2 (Del. Ch. Jan. 24, 2017). Keller cannot meet that burden.

1.	The Amended Bylaws Serve An Important Disclosure Function, Consistent with Market Practice.

Advance notice bylaws are “commonplace.” BlackRock Credit Allocation Income Tr. v. Saba Cap. Master Fund, 224 A.3d 964, 980 (Del. 2020). In fact, they are “nearly universal.” JX0973 (Rock Report) ¶54. Advance notice bylaws “permit orderly meetings and election contests” and “provide fair warning” of the nomination. Openwave Sys. v. Harbinger Cap. P’rs Master Fund I, 924 A.2d 228, 239 (Del. Ch. 2007).

The “fair warning” requirement “serves an important disclosure function, allowing boards of directors to knowledgeably make recommendations about nominees and ensuring that stockholders cast well-informed votes.” Lee Enters., 2022 WL 453607, at *9. To that end, it is an “indisputably legitimate” purpose of advance notice bylaws to require disclosure of matters such as (i) candidate identities; (ii) persons who have orchestrated, funded, and pledged to support the proposed nominations; (iii) the identities and stock ownership of nominating stockholders, the proposed nominees, and their respective affiliates and persons working in concert with them; and (iv) potential conflicts of interest. See, e.g., Rosenbaum v. CytoDyn, Inc., 2021 WL 4775140, at *19 & n.183 (Del. Ch. Oct. 13, 2021); accord Jorgl, 2022 WL 16543834, at *13-15.

17

Trial will show that the Amended Bylaws serve these purposes and “fit comfortably within the mainstream of advance notice bylaws.” JX0973 (Rock Report) ¶66. The Amended Bylaws use the same or substantially similar language adopted by many S&P 500 companies and impose the same or substantially similar requirements. See id. ¶¶60-79. For example, numerous public companies have adopted advance notice bylaws that require disclosure of persons who are working with the nominating stockholder and the proposed nominees to advance and support the nominations, including through AAU and known supporter provisions. See, e.g., id. ¶¶60, 63; CytoDyn, 2021 WL 4775140, at *2 (“Plaintiffs were obliged to disclose who was ‘supporting’ their efforts …”). Likewise, numerous public companies have adopted bylaws that require disclosure of derivative and synthetic ownership of the company’s securities by the nominating stockholder, the nominating stockholder’s associated persons, and the nominees and their affiliates. Id. ¶67. More recently, numerous public companies have adopted advance notice bylaws to better accommodate the SEC’s updated universal proxy rules, e.g., as to Schedule 13D. See id. ¶¶64, 78.

The Amended Bylaws contain such features. They “are not unusual” or burdensome. Jorgl, 2022 WL 16543834, at *15 (validating former Section 1.4(c)). They are “consistent with market practice.” JX0973 (Rock Report) ¶79.

2.	The Amended Bylaws Properly Address AIM-Specific Matters

The Amended Bylaws contain a handful of features designed to address AIM-specific matters, including the Company’s prior experience with a takeover attempt in which the group behind it sought to conceal the identities of the persons orchestrating, supporting, and funding the nominations (including the involvement of convicted criminals). JX0646. That group sought to evade or assert unreasonably narrow readings of AIM’s advance notice bylaws to further their deceitful purposes. To better protect stockholders from persons trying to use a similar playbook in the future (id.), the Amended Bylaws require disclosure of AAU’s to which the nominating stockholder, stockholder associated persons, or the proposed nominees were party during the prior 24 months. JX0686 § 1.4(c)(1)(D).

The Amended Bylaws also clarified that the nominating stockholder must disclose AAUs concerning “the funding or financing” of nominations. JX0686 § 1.4(c)(1)(D). The Board was well justified in adopting these features to ensure that the Amended Bylaws would serve the “legitimate” purpose of requiring disclosure of any “broader scheme relating to the governance, management, or control of the Company.” Jorgl, 2022 WL 16543834, at *15-16; accord JX0973 (Rock Report) ¶29. While these requirements may make it harder to improperly conceal information about who has orchestrated or funded nominations, they do not pose any unreasonable burden on a nominator intending to be forthright.

18

3.	The Amended Bylaws Do Not Disenfranchise Stockholders.

Kellner argues that AIM’s advance notice bylaws are facially invalid because compliance is unduly burdensome. JX0928 ¶112. Not so. Stockholders of public corporations who seek to nominate director candidates successfully comply with similar advance notice bylaws regularly. Perhaps it was more difficult for Kellner to prepare his nomination notice than it would have been for other stockholders because of the tangled web of deception his group wove last year (and again this year). But the fact that it may be more difficult for a particular nominating stockholder to tell the truth (and the full truth) when that stockholder and his conspirators have created such a convoluted web of deception does not mean the Amended Bylaws “cannot operate [validly] under any circumstances.” Boilermakers, 73 A.3d at 948 (emphasis in original).

For all these reasons, the Amended Bylaws are facially valid.13

C.	The Board Acted To Protect Stockholders and Did Not Breach Its Fiduciary Duties When Adopting the Amended Bylaws.

Given Kellner’s positions in the case, the business judgment rule should govern review of the adoption of the Amended Bylaws.14 But even under enhanced scrutiny, Kellner’s claim still fails.

Enhanced scrutiny requires Defendants to (i) “identify the proper corporate objectives served by their actions” and (ii) “justify their actions as reasonable in relation to those objectives.” Lee Enters., 2022 WL 453607, at *16. “If the incumbent directors actions’ operated as a reasonable limitation upon the shareholders’ right to nominate candidates for director, they will generally be validated.” Id. at *16. That is exactly what the evidence will show.

a.	The Amended Bylaws Address Proper Corporate Objectives.

Advance notice bylaws are commonplace tools that “are designed and function to permit orderly meetings and election contests.” Openwave, 924 A.2d at 239. They also serve “an important disclosure function, allowing boards of directors to knowledgably make recommendations about nominees and ensuring that stockholders cast well-informed votes.” Lee Enters., 2022 WL 453607, at *9. The evidence will show that the Board amended the advance notice provisions in furtherance of those very purposes.

13 If the Court were to find the Amended Bylaws invalid, that would not be the end of the analysis. In that instance, the original bylaws control. See, e.g., Rainbow Mountain, Inc. v. Begeman, 2017 WL 1097143, at *10 (Del. Ch. Mar. 23, 2017). Just like the Jorgl Notice before it, the Kellner Notice would have violated the earlier bylaws as well.

14 Kellner assumes that enhanced scrutiny applies to his adoption challenge. JX0928 ¶¶ 108-09, 120. But Kellner cannot invoke enhanced scrutiny unless he first proves that the Board amended the bylaws in response to the “threat” of his notice. In re Edgio, Inc. S’holders Litig., 2023 WL 3167648, at *15 (Del. Ch. May 1, 2023). Having denied making any such threat, Kellner should not now be heard to rely on a purported threat to invoke enhanced scrutiny.

19

Specifically, the Board amended the advance notice provisions to:

●	“facilitate orderly stockholder meetings and election contests and to ensure full and timely disclosures of material information relating to stockholder proposals and nominations”; JX0646;

●	“enable the Company and its Board to evaluate who is making and supporting the … nominations, whether they are record stockholders entitled to do so, and whether they have conflicts of interest or other interests, motives, or plans ….”; JX0633 at 5.

●	enhance and clarify the information a nominating stockholder is required to provide concerning the nominating stockholder; the nominees; the ownership of AIM securities (including derivative and synthetic ownership) by the nominating stockholder, stockholder associated persons, and the nominees; agreements, arrangements and understandings relating to nominations; and potential conflicts of interest; JX0646; JX0635; Pittenger 156:20-158:7; Equels 116:24-117:24; and

●	“help better ensure that stockholders seeking to propose business or make nominations cannot attempt to engage in the types of manipulative, misleading, and improper conduct in which [the 2022 conspirators] engaged … whereby they attempted, among other things, to conceal from the board and stockholders the identity of those behind the nominations, providing the funding, and supporting the nominations.” JX0646.

These are proper corporate objectives. See JX0973 (Rock Report) ¶¶23-30, 48-54, 60-79; accord Jorgl, 2022 WL 16543834, at *14-16; Lee Enters., 2022 WL 453607, at *14-16; CytoDyn, 2021 WL 4775140, at *17-18.

The Board identified these objectives through a good faith and reasonable investigation with the assistance of counsel. See In re Williams Cos. S’holder Litig., 2021 WL 754593, at *22 (Del. Ch. Feb. 26, 2021) (showing of reasonable investigation to identify proper corporate objective is “materially enhanced” by reliance on counsel).15

15 See also Cirillo Fam. Tr. v. Moezinia, 2018 WL 3388398, at *12 (Del. Ch. July 11, 2018) (Boards are “statutorily encourage[d] . . . to rely on [their legal advisors] to inform themselves and properly discharge their fiduciary duties.”) (emphasis in original), aff’d, 220 A.3d 912 (Del. 2019).

20

When the Board met on March 17, 2023 to consider the proposed Amended Bylaws, the Board requested counsel to make two changes: (1) to require disclosure of AAUs concerning nominations not only in connection with the upcoming annual meeting but during the prior 24 months, and (2) to require the “full legal name (and any alias names),” as opposed to just “the name,” of the nominating stockholder, the nominees, and other persons required to be disclosed. Equels 149:17-150:23, 150:24-152:20; Pittenger 98:1-100:24. Those changes too served proper corporate objectives. With respect to the first, AIM had just experienced a situation in which a group had (i) actively concealed that convicted criminals had orchestrated and one had funded nomination efforts, and (ii) taken the position that one of their identities did not need to be disclosed. Equels 152:4-154:21. The second change was designed to ensure that the Board and stockholders had more specific information about the identities of nominating stockholders, nominees, and those with whom they are working. Equels 150:2-23.

The Board’s objectives in amending the advance notice provisions are proper.

b.	The Amended Bylaws Were Reasonable in Relation to the Board’s Proper Objectives.

The Amended Bylaws are reasonable in relation to the Board’s specific objectives. See Mercier v. Inter-Tel (Del.), Inc., 929 A.2d 786, 808 (Del. Ch. 2007) (the court examines the relationship between the defensive action and the specific problem the board sought to address). The Board’s response satisfies proportionality if it falls “within a range of reasonableness.” Paramount Commc’ns Inc. v. QVC Network Inc., 637 A.2d 34, 45 (Del. 1994). A reasonable response is one that reflects “a logical and reasoned approach [to] advancing a proper objective” under the circumstances. In re Dollar Thrifty, Inc. S’holder Litig., 14 A.3d 573, 598 (Del. Ch. 2010). This standard provides the Board “latitude in discharging … fiduciary duties … when defending against perceived threats.” Unitrin, Inc. v. Am. Gen. Corp., 651 A.2d 1361, 1388 (Del. 1995).

The evidence will demonstrate the Board’s response was “logical and reasonable.” The Board adopted state-of-the art advance notice provisions that “fit comfortably within the mainstream of advance notice bylaws.” JX0973 (Rock Report) ¶66. Those provisions promote well-informed votes and are “not unreasonable.” Jorgl, 2022 WL 16543834, at *15-16; accord CytoDyn, 2021 WL 4775140, at *14; JX0973 (Rock Report) ¶64. As discussed above, the disclosure requirements are not unduly burdensome. And they did not specifically “target” any particular stockholder. While some of the changes were informed by the conspirators’ misdeeds in connection with the 2022 nomination and concern that stockholders could use a similar playbook in the future, the provisions apply equally to all stockholders.

The Board found that “the amendments are reasonably designed to facilitate orderly stockholder meetings and election contests and to ensure full and timely disclosure of material information relating to stockholder proposals and nominations.” JX0646. The Board also concluded “that the proposed amendments were not preclusive or unreasonably restrictive of the ability of stockholders to make proposals, to nominate directors, or to solicit stockholder support …” Id. Far from being “preclusive of a full and fair vote; if anything, [the Amended Bylaws] enfranchised [AIM’s] stockholders” by better ensuring their access to material information and diminishing the chances they could be misled by a nominating stockholder seeking to conceal or obfuscate critical information. In re MONY Gp. S’holder Litig., 853 A.2d 661, 678 (Del. Ch. 2004).

The Board acted to protect stockholders and did not breach its fiduciary duties in adopting the Amended Bylaws.

21

II.	THE KELLNER NOTICE DID NOT COMPLY WITH THE AMENDED BYLAWS

“[U]nambiguous advance notice bylaw requirements” operate as “conditions precedent to companies being required to take certain actions.” Lee Enters., 2022 WL 453607, at *13 n.142. Kellner bears the burden on his claim that the Kellner Notice complies with the Amended Bylaws and that Defendants breached their fiduciary duties by rejecting the Kellner Notice. See, e.g., Jorgl, 2022 WL 16543834, at *13-14. He cannot carry it.

A.	The Kellner Notice Violated the AAU Provisions.

Section 1.4(c)(1)(D) requires nomination notices to disclose AAUs “(whether written or oral, and including promises)” that the “Holder,”16 any “Stockholder Associated Person,”17 or the proposed nominees have with each other or other persons (including persons acting in concert with them with them) “existing presently or existing during the prior twenty-four (24) months relating to or in connection with” AIM director nominations. JX0686 §1.4(c)(1)(D).18

This Court has previously found similar provisions “unambiguous” and not “difficult to comply with.” Jorgl, 2022 WL 16543834, at *15; see also CytoDyn, 2021 WL 4775140, at *15. This Court has also explained that the terms “arrangement” and “understanding” in AIM’s predecessor advance notice bylaw provisions were not unclear or ambiguous, that they have plain dictionary meanings, and that usage of the terms in advance notice bylaws is “consistent with the interpretation of the phrase ‘agreement, arrangement or understanding’ in other corporate and securities law contexts.” Jorgl, 2022 WL 16543834, at *11. As to AAUs concerning nominations, the phrase requires disclosure of “any advance plan, measure taken, or agreement—whether explicit, implicit, or tacit—with any person towards the shared goal of the nomination.” Id. at *12. A “quid pro quo” is not required, but mere discussions or sharing of information “is not alone sufficient” to form an “arrangement or understanding.” Id.19

The Kellner Notice failed to disclose or inaccurately or misleadingly disclosed AAUs relating to or in connection with (i) the 2022 nomination efforts, (ii) plans in late 2022 to nominate directors and run a proxy contest in 2023; and (iii) Kellner’s 2023 purported nominations.

16 Defined as the nominating stockholder and each beneficial owner on whose behalf the nomination is made. JX0686 §1.4 (i)(6).

17 Defined, in relation to any Holder, as “(i) any person acting in concert with such Holder with respect to the Stockholder Proposal or the Corporation, (ii) any person controlling, controlled by, or under common control with such Holder or any of their respective Affiliates and Associates, or a person acting in concert therewith with respect to the Stockholder Proposal or the Corporation, and (iii) any member of the immediate family of such Holder or an Affiliate or Associate of such Holder.” JX0686 §1.4 (i)(8).

18 Sections 1.4(E) also contains provisions requiring disclosure of certain AAUs, including a 10-year look back. See JX0686§1.4(c)(1)(E) (requiring disclosure of AAUs between the Holder or any Stockholder Associated Person and the nominee “(x) to consult or advise on any investment or potential investment in a publicly listed company (including the Corporation), and/or (y) to nominate, submit, or otherwise recommend the Stockholder Nominee for appointment, election or re-election … to any officer, executive officer or director role of any publicly listed company (including the Corporation), during the past ten (10) years).”).

19 The Amended Bylaws added the term “agreements” to former Section 1.4(c). The Court already interpreted the plain meaning of word “agreements” to capture the AAUs at issue here. See Jorgl, 2022 WL 16543834, at *11-12 (defining “arrangements” and “understandings” to include “an agreement”).

22

1.	Undisclosed AAUs Relating to the 2022 Election

The evidence will show that the Kellner Notice omitted or falsely described AAUs relating to the 2022 election. See JX0378 at 3-5.

For example, the Kellner Notice did “not mention[  ] or acknowledge[  ]” AAUs that Chioini, Kellner, and Deutsch have and had among themselves and others, including Tudor, Xirinachs, Lautz, Jorgl, Rice, Tusa, and River Rock. Id. at 3-4. While the Kellner Notice contains sections called “Statement relating to” the roles of each of these persons in the 2022 nomination efforts (in many cases arguing they were not involved or first had AAUs long after they orchestrated or promised to fund the efforts), those sections are, at best, misleading. By way of one example, the Kellner Notice asserts that Tudor was not involved in the Jorgl nomination efforts:

While Mr. Tudor may have been aware of what was going on at the time and possibly viewed the nominations of Mr. Chioini and Mr. Rice by Mr. Jorgl as a continuation of any prior efforts he may have had, if any, with the failed Lautz nomination, Mr. Tudor did not have any material involvement in Mr. Jorgl’s nomination notice and related effort.

JX0875 at 8-9. Trial will show that this statement is false and that, as the Court observed last year, “it appears that Tudor and Xirinachs were working with Chioini and others to devise legal strategies and formulate a plan for the proxy contest.” Jorgl, 2022 WL 16543834, at *13.

Kellner’s notice also fails to properly disclose Deutsch and Kellner’s involvement in the 2022 nomination. We now know that Deutsch and Kellner were far more central to the 2022 nomination efforts and proxy fight than they let on. Yet their 2022 AAUs also are not disclosed in the Kellner Notice. For example, Kellner wrote about AIM sometime “between August 23, 2022 and September 1, 2022,” (JX0951), that “[a] couple of weeks ago,” Todd Deutsch and Franz Tudor “commenced a proxy to replace all of the directors and ultimately management. I am now a party to that proxy fight ….” (emphasis added); see also id. (“My view, along with two others joining me in the proxy battle ….”); JX0325 (“Franz submitted 2 new Directors on Friday July 8th: 1. Mike Rice 2. Rob Chioini”). The Kellner Notice, in contrast, falsely states:

While Messrs. Deutsch and Kellner were aware at the time of the efforts of Mr. Tudor and Mr. Lautz to nominate Mr. Chioini, and Mr. Tudor would have expected support from Messrs. Deutsch and Kellner based on their experience with the Company, they did not participate in this effort and neither had any agreements, arrangements or understandings (whether written or oral, and including promises) with Mr. Tudor or Mr. Lautz related to the 2022 nominations.

JX0875 at 8 (emphasis added).

The Kellner Notice also falsely asserted that Xirinachs had no AAUs before Jorgl submitted his nomination notice on July 8, 2022. This is belied by, among other evidence, (i) the “common interest” privilege that Chioini and Xirinachs claim with respect to their frequent pre-July 8 communications in which they worked with counsel to plot the nomination process, including commenting on numerous drafts of the Jorgl nomination notice; (ii) Xirinachs being included in the conflicts check for Jorgl’s engagement of BakerHostetler before July 8; (iii) Xirinachs’ significant assistance to Jorgl in acquiring record ownership of AIM shares; and (iv) Chioini’s assurance to Jorgl that Jorgl would not be responsible for expenses of the nomination efforts and that “we” would cover them.

23

These are just some examples. The evidence at trial will show that the Kellner Notice omits and seeks to obfuscate AAUs that Kellner, Deutsch, and Chioini had with the other conspirators in 2022.

2.	Undisclosed AAUs in Late 2022 Regarding 2023 Nominations

The Kellner Notice also omits that, by November or December 2022, Chioini, Kellner, and Deutsch had formed AAUs in preparation for nominations and a proxy contest in 2023. See JX0378 at 6.

Chioini told the group’s proxy solicitor, Alliance, as early as November 3, 2022 (the day of AIM’s 2022 annual meeting) that “[w]e do intend to contest next year and will submit our nomination well in advance of the deadline to avert any antics like this year.” JX468 (emphasis added).20 Thereafter, Chioini and Rice directed counsel to send a letter to AIM in November advocating their appointment to the Board. Their counsel, Harrington, had a call with AIM’s counsel, Pittenger, on December 5, 2022, and conveyed that if AIM did not agree to put mutually agreeable directors on the Board before the holidays, Chioini and Rice would run a proxy contest in 2023, would be “better organized” and were “ready” to come out “guns blazing.” JX0526; JX0988; Pittenger 38:5-39:12; Equels 11:2-13:14, 17:19-18:4; Appelrouth 189:3-14; Rodino 51:24-52:8. This and other evidence will show that Chioini and Rice had AAUs in late 2022 to work toward a common goal of making nominations and running a proxy contest in 2023.

So did Kellner and Deutsch. Kellner stated in his December 2022 email to Beta Fund investors that “Two other investors [are] joining me in a proxy battle to replace an inept management team. More on that as time progresses.” JX0522 (emphasis added). This and other evidence shows that Kellner and Deutsch also planned and had measures in place in December 2022 to work toward the common goal of another proxy contest in 2023. For example, in a December 14 text message, Chioini told his counsel that he had spoken to Kellner and “[h]e’s very interested in working with us to remove these guys.” JX0541. Regardless of whether Kellner and Deutsch, on the one hand, and Chioini and Rice, on the other, were working in separate silos at the time or working together, the Kellner Notice omits the December AAUs between Kellner and Deutsch (or the two other investors Kellner referenced) and between Chioini and Rice, and most likely among all of them. It also downplays plans in December as “preliminary in nature” and falsely asserts that “no decision was made to work together [with Deutsch, Chioini, or Rice] to advance potential nominations” until July 2023.

20 Perhaps not coincidentally, Kellner also communicated with Tudor on November 3, to ask “what Jorgl and his team is up to” and “hoping this thing will still move forward.” JX0467.

24

3.	Undisclosed AAUs Regarding the 2023 Nomination Efforts

The Kellner Notice also omits or misleadingly describes AAUs in 2023 relating to the 2023 nominations. See JX0378 at 6-7.

As explained above, Kellner, Deutsch, Chioini, and Rice started working together in December 2022 to plan this year’s nominations. Kellner’s contention that there were not AAUs at the time fails. But, in all events, the participants clearly had AAUs concerning the 2023 nominations far earlier than July 2023, rendering numerous statements in the Kellner Notice false or misleading. By way of example, on April 20, Kellner texted Deutsch to set up a call with Chioini. JX0713. In April or May 2023, Tudor and Kellner had a face-to-face meeting in Florida. Tudor 38:6-40:17. On May 16, Kellner texted Deutsch: “Please reach out [Robb] to hear what his plan and that of Teresa is regarding AIM. Time is becoming critical in moving this ball forward. Let’s please talk later today.” JX0740 (emphasis added). And on July 11, 2023, Kellner, Darnieder, Deutsch, Chioini, and Rice met with BakerHostetler to discuss the 2023 proxy contest. JX0765; Chioini 138:10:16.

The Kellner Notice also misleads about Tudor’s ongoing role. It states that there are no AAUs with Tudor “with regard to the instant nomination notice and related efforts.” This is not credible given Tudor’s prominent role in orchestrating the 2022 nomination efforts, selecting the nominees, seeking funding, and otherwise coordinating with Chioini, Rice, Deutsch, Kellner, and Xirinachs regarding those nominations (not to mention his current employment by Deutsch).

The evidence will demonstrate that the Kellner Notice omits or misleads as to AAUs in place pertaining to the 2023 nomination efforts.

B.	The Kellner Notice Violated Additional Provisions.

The Kellner Notice also fails to comply with numerous other provisions of the Amended Bylaws. See Ans. ¶60; JX0378 at 7-13. As the evidence will show:

●	On their respective D&O Questionnaires submitted with the Notice, which Kellner certified to be accurate in accordance with Section 1.4(c)(5) of the Amended Bylaws, each of Deutsch, Kellner, and Chioini falsely reported that proxy advisors such as ISS and Glass Lewis had not issued adverse recommendations in connection with their service on other boards. As the Company later discovered, ISS and Glass Lewis have issued at least nine separate adverse recommendations against these individuals collectively. See JX0378 at 7-8; JX0686 § 1.4(c)(1)(L), (c)(5).

●	The Kellner Notice failed to identify certain information about Stockholder Associated Persons, including entities affiliated with Kellner, full name and address of Deutsch’s family office, and full legal names of certain of Kellner’s family members identified in the Kellner Notice. See JX0378 at 8-9; JX0686 § 1.4(c)(3)(A).

25

●	The Kellner Notice failed to disclose certain ownership information (including information about synthetic or derivative ownership) about Kellner, Deutsch, Chioini, and Stockholder Associated Persons, including omitting any affirmative or negative response to clauses (ii)-(vii) and (x) of Section 1.4(c)(3)(B) for each Holder and each Stockholder Nominees (and his immediate family members and any persons acting in concert with him). This deprives the Board and stockholders from understanding whether Kellner, Deutsch, Chioini, their immediate family members, Stockholder Associated Persons hold any short positions or other derivative interests with respect to AIM. See JX0378 at 9; JX0686 § 1.4(c)(3)(B), (c)(1)(C).

●	The Kellner Notice failed to disclose (i) other information that would be required to be disclosed in a proxy statement under Section 14 of the Exchange Act, and (ii) information about Stockholder Associated Persons that would be required to be disclosed in a Schedule 13D if such persons were required to file a Schedule 13D. See JX0378 at 10-13; JX0686 § 1.4(c)(1)(K), (c)(3)(D)-(E).

For all these reasons and more, the Kellner Notice did not comply with the Amended Bylaws.21

C.	Kellner’s Contrary Arguments Do Not Save His Notice.

Tellingly, Kellner does not explain why his notice omitted the foregoing information or made misleading statements about information required to be disclosed. In fact, he does not walk through the contractual language at all. See JX0928 ¶119 (conclusory allegation that the Kellner Notice provides “sufficient detail” to “compl[y]”). Instead, Kellner complains generally that the advance notice provisions are “unreasonable,” “onerous,” and “unnecessar[y].” Id. ¶¶121, 123-24, 127. These disagreements with the Amended Bylaws do not cloud their clarity or excuse Kellner’s noncompliance. See, e.g., Urdan v. WR Cap. P’rs, LLC, 244 A.3d 668, 675 (Del. 2020) (contracts are enforced “as written and not as hoped for by litigation-driven arguments.”).

Full and truthful disclosure of the information required to be disclosed would be at odds with positions Deutsch, Chioini, Kellner, and others have taken and testimony they have given in the Jorgl litigation. Faced with this reality, Kellner instead tries to reinvent the rules for interpreting the Amended Bylaws. That effort falls short.

21 Kellner will argue that his deficiencies are excused because his notice “substantially complied” with the Amended Bylaws. But his notice had to strictly comply with the Amended Bylaws. Sternlicht, 2023 WL 3991642, at *14.

26

First, Kellner argues that Section 1.4(c)(1)’s “relating to” or “in connection with” language is “vague and ambiguous.” JX0928 ¶124. It is not. That language is “broad,” but not unclear. See, e.g., Exit Strategy, LLC v. Festival Retail Fund BH, L.P., 2023 WL 4571932, at *12-13 (Del. Ch. July 17, 2023) (“related to” and “in connection with”); Fla. Chem. Co. v. Flotek Indus. Inc., 262 A.3d 1066, 1083 (Del. Ch. 2021) (“relating to”); DeLucca v. KKAT Mgmt., L.L.C., 2006 WL 224058, at *9-10 (Del. Ch. Jan. 23, 2006) (“in connection with”). And breadth alone does not make an advance notice bylaw unenforceable. See Levitt Corp. v. Off. Depot, Inc., 2008 WL 1724244, at *5 (Del. Ch. Apr. 14, 2008) (rejecting challenge to an advance notice bylaw that attempted to equate breadth and ambiguity).

Second, Kellner argues that, because the Stockholder Associated Person language is “defined in present tense,” it cannot reach anyone from the past. JX0928 ¶125. But this argument fails on the face of the bylaws. Section 1.4(c)(1)(D) expressly covers AAUs “existing presently or existing during the prior twenty-four (24) months relating to or in connection with” AIM director nominations. JX0686 §1.4(c)(1)(D); see also id. §1.4(c)(1)(E) (ten-year look back period).

Regardless, courts do not base contract interpretations on “grammatical niceties.” Symbiont.io, Inc. v. Ipreo Hldgs., LLC, 2021 WL 3575709, at *35 (Del. Ch. Aug. 13, 2021) (rejecting argument that rested on the contract’s tense). Instead, courts “will disregard [  ] grammatical construction,” including “present tense,” if the construction “is at variance with the intent of the parties as indicated by the contract as a whole.” Id. Kellner cannot cherry-pick “isolated” words to contradict the Amended Bylaws’ “overall scheme [and] plan.” SeaWorld Ent., Inc. v. Andrews, 2023 WL 3563047, at *5 (Del. Ch. May 19, 2023).

Third, Kellner criticizes the length of Section 1.4(c)(1)’s look-back periods. JX0928 ¶126. But he does not claim that they are ambiguous. Nor are they meaningless. Companies may amend corporate bylaws based on “past experiences” with takeover threats and problems unique to their “stockholder base.” JX0973 (Rock Report) ¶29; see Jorgl, 2022 WL 16543834, at *15-16. The evidence will show that the look-back periods serve important purposes, for example, providing the Board and stockholders with information about the involvement of the nominating stockholder, nominees, and those working with them in previous nomination efforts.

27

Fourth, Kellner suggests that he was not required to disclose information that the Board received in discovery in the Jorgl Action or this litigation or that it otherwise learned through its own diligence. But that is not what the Amended Bylaws say. Under the Amended Bylaws, it is the stockholder’s obligation, not the Board’s obligation, to furnish the Company with a compliant nomination notice and full and truthful information. If there were a proxy contest, AIM and its Board could disclose to stockholders their (likely incomplete) knowledge of the conspirators’ efforts to conceal and mislead the Board and stockholders. But none of this means that Kellner is excused from compliance with the Amended Bylaws.

In the absence of full and truthful disclosure in the Kellner Notice, Kellner and his nominees would no doubt dispute in any proxy contest the information AIM and its directors disclose to stockholders, just as they dispute the record developed in the Jorgl action and this Court’s statements and rulings in its October 28 opinion in that action. They contend, for example, that AIM made “false allegations” in the Jorgl Action that “weren’t backed up by any evidence,” and that the Court’s conclusion “wasn’t the right decision.” Chioini 24:2-9; Jorgl 81:7-88:14 (explaining various disagreements with the decision; “it was an opinion.· I don’t know if I would call it a decision.”); Kellner 130:2-4 (“Was it a decision?”).

Finally, Kellner resorts to cramming fiduciary concepts into the contract analysis. See, e.g., JX0928 ¶120 (incorrectly alleging that “enhanced scrutiny” governs the Court’s contract interpretation). But the shoe does not fit. Kellner’s “compliance with the bylaws must first be assessed under principles of contract interpretation.” Lee Enters., 2022 WL 453607, at *1. Only after that, “[i]f circumstances require,” will the Court “go on to consider whether the [Board’s] actions were … inequitable.” Id. at *9.

*   *   *

The Kellner Notice did not comply with the Amended Bylaws. To distract from this, Kellner will use trial to argue irrelevant points about AIM’s historical stock price and his uninformed disagreement with executive compensation. That presentation will “ignore” the bigger “evidentiary picture … the fundamental nature of the materially deficient disclosures in [the Kellner] Notice.” CytoDyn, 2021 WL 4775140, at *16.

28

III.	THE BOARD DID NOT BREACH ITS FIDUCIARY DUTIES IN REJECTING THE KELLNER NOTICE

Trial will show that the directors complied with their fiduciary duties in rejecting the Kellner Notice.22

A.	The Governing Standard Is “One of Reasonableness.”

Kellner suggests that a pure form of Schnell or Blasius review applies to his rejection challenge. See Compl. ¶¶107, 112, 123, 131. Not so.

In Coster v. UIP Companies, 300 A.3d 656, 671-72 (Del. 2023) (Coster IV), the Delaware Supreme Court, affirming the Chancellor, clarified that the equitable standard applicable to action impacting director elections should be “one of reasonableness” under Unocal. Id. at 671-72 (quoting Lee Enters., 2022 WL 453607, at *16) (Unocal “subsume[s] the question[s] of loyalty … pervad[ing]” Schnell and Blasius). This standard is “situationally specific,” id. at 672, and board action should be invalidated under it only in “extraordinary” circumstances, id. at 673.

This form of enhanced scrutiny review requires Defendants to (i) “identify the proper corporate objectives served by their actions” and (ii) “justify their actions as reasonable in relation to those objectives.” Lee Enters., 2022 WL 453607, at *15-16. Defendants complied with this standard because (i) the Board reasonably rejected the Kellner Notice; and (ii) the rejection was a reasonable response in relation to the identified proper corporate objectives.

1.	The Board Reasonably Rejected the Kellner Notice.

a.	Rejecting the Kellner Notice Served Proper Corporate Objectives

The Board properly concluded that the Kellner Notice fell woefully short of the Amended Bylaws’ disclosure requirements.

With the advice of counsel, and based on its experience, the Board determined that the Kellner Notice’s most significant deficiencies stemmed from its failure to disclose AAUs among Kellner, Deutsch, Chioini, and other individuals who had been involved in a years-long effort to take control of AIM while seeking to hide critical information from AIM’s stockholders. JX0911 at 5-6, 9-10. Not only did the Kellner Notice omit those AAUs, but it contained misleading and false information designed to downplay and obfuscate the roles of Kellner, Deutsch, Tudor, Xirinachs, and others in the 2022 nomination efforts. The Kellner Notice also sought to mislead the Board and AIM’s stockholders regarding the group’s planning for the 2023 nomination efforts. Id.

22 Under recent precedent, this Court’s third and final question is whether “there is some basis in equity to excuse strict compliance” with the Amended Bylaws. Sternlicht, 2023 WL 3991642, at *14. Defendants interpret this formulation to mean that the Court must consider whether otherwise lawful board action nevertheless should be invalidated in equity. Defendants therefore engage in a fiduciary duty analysis, acknowledging that this Court also has recognized that the equitable invalidation inquiry should be undertaken only “if circumstances require.” Lee Enters., 2022 WL 453607, at *9.

29

The Board found that it needed to protect AIM and its stockholders “from those harms, as well as … the coordinated efforts of which Messrs. Chioini, Deutsch and Kellner are a part and in which the group is seeking to acquire control of the Company - with the participation of felons whose significant roles they are still trying to conceal.” JX0911 at 9-10. The Board also considered that Kellner, Deutsch, and Chioini intended to seek for AIM to reimburse approximately $2 million of expenses from the failed 2022 nomination effort and litigation (which he falsely claims not to have participated in)—expenses for which Chioini and Xirinachs were responsible—and that payment of $2 million to the conspirator group would harm AIM. Id. at 7-8.

It is a proper corporate objective to ensure full and fair disclosure to stockholders before they vote to allow a takeover, without a control premium, by a conspirator group that has been engaged in a multi-year effort, working with known felons, to obtain control while misleading stockholders. See, e.g., Lee Enters., 2022 WL 453607, at *9; Jorgl, 2022 WL 16543834, at *14-16.

b.	Rejecting the Kellner Notice Was a Reasonable Response in Relation to the Identified Objectives.

The Board’s rejection of the Kellner Notice was a reasonable response in relation to the identified objectives. To understand why, “the context in which the Board received and considered [the Kellner] Notice cannot be ignored.” Jorgl, 2022 WL 16543834, at *16.

In 2022, Kellner participated in a complex conspiracy to take control of the Company while trying to conceal those who were orchestrating and funding the effort. After the Board rejected the Jorgl Notice and this Court denied Jorgl’s request for a preliminary injunction, Kellner and his confederates sought another way to subvert the Company in 2023. This time, Kellner would be the “face” of the nominations. But his tactics would be no different. The Kellner Notice arrived at the eleventh hour, and failed to comply with the Amended Bylaws in numerous respects.

Still, the Board carefully evaluated the Kellner Notice over the course of two meetings (the second of which carried over into a second day). Counsel advised that, if the Board determined the Kellner Notice to be defective, in considering whether to reject or nonetheless accept it, the Board could consider factors such as “(i) the identified defects would undermine the disclosure purpose of the Advance Notice Provisions, (ii) the Notice gives an overall deceptive picture of the 2022 Attempt and this year’s attempted nominations and, given the overall context, there may be more information of which the Board is unaware that is either omitted or that would illuminate additional inaccurate or misleading disclosures, and (iii) potential harm from any plans the group has for the Company if they were to acquire control.” JX0911 at 7. After carefully considering counsel’s advice, the nature and extent of the defects, and the overall context and background to the situation, the Board determined to reject the notice for all the reasons discussed at the meeting. JX0911 at 9-10.

30

Further, the evidence at trial will not show that the Board engaged in any manipulative or inequitable conduct. Lee Enters., 2022 WL 453607, at *17. In short, “nothing—and no actions of the Board—precluded [Kellner] from complying with the [Amended] Bylaws’ requirements.” Id. Where “arrangements or understandings were concealed, the sanctity of the stockholder franchise [is not] furthered by [the] court invalidating the Board’s actions.” Jorgl, 2022 WL 16543834, at *17. In such circumstances, Kellner and those working with him “—not the Board—[are] the ones engaging in manipulative conduct.” Id.

IV.	KELLNER’S UNCLEAN HANDS FORECLOSE HIS REQUESTED RELIEF.

Under the “longstanding equitable doctrine” of unclean hands “a litigant who engages in reprehensible conduct in relation to the matter in controversy … forfeits his right to have the court hear his claim, regardless of its merit.” In re Shawe & Elting LLC, at *36 (Del. Ch. Aug. 13, 2015). The Court has “extraordinarily broad discretion in application of the doctrine. Id. at *37.

Trial will demonstrate that Kellner’s attempts to obfuscate and mislead AIM’s board and stockholders are egregious and inequitable. Trial will further show that Kellner concealed the full nature of his involvement by wrongfully concealing (and failing to produce in prior discovery) direct, contemporaneous evidence of the nature and timing of his involvement in the scheme. Kellner’s unclean hands bar his claims for equitable relief here. In re Rural/Metro Corp. S’holders Litig., 102 A.3d 205, 239 (Del. Ch. 2014) (holding fraud on the board was unclean hands).

CONCLUSION

For the foregoing reasons, Defendants respectfully request that the Court enter judgment in their favor as to all claims and counterclaims.

31

POTTER ANDERSON & CORROON LLP

	By:	/s/ Nicholas D. Mozal
OF COUNSEL: Stefan Atkinson, P.C. Mary T. Reale KIRKLAND & ELLIS LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800		William R. Denny (No. 2580) Matthew F. Davis (No. 4696) Nicholas D. Mozal (No. 5838) Caneel Radinson-Blasucci (No. 6574) 1313 North Market Street Wilmington, DE 19899 (302) 984-6000
Attorneys for AIM ImmunoTech Inc.,
Michael F. Williams, P.C.	Thomas K. Equels, William Mitchell,
Don Hong	Stewart Appelrouth, and Nancy K. Bryan
KIRKLAND & ELLIS LLP
1301 Pennsylvania Avenue, N.W.	Words: 13,897 / 14,000
Washington, D.C. 20004
(202) 389-5000

Dated: October 27, 2023

32